UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                              CSK Auto Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    125965103

                                 (CUSIP Number)

                                December 31, 2005
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)


----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 19 Pages

CUSIP No. 125965103                    13G/A              Page 2 of 19

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS

            Highbridge Capital Management, LLC               20-1901985
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,216,308 shares of common stock (including 1,195,425
                    shares of common stock issuable upon conversion of
                    3 3/8% Convertible Notes, due August 15, 2025)
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,216,308 shares of common stock (including 1,195,425
                    shares of common stock issuable upon conversion of
                    3 3/8% Convertible Notes, due August 15, 2025)
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,216,308 shares of common stock (including 1,195,425
            shares of common stock issuable upon conversion of 3 3/8% Convertible Notes, due August 15, 2025)
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            approximately 4.92%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965103                    13G/A              Page 3 of 19

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS

            Highbridge International LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,440,404 shares of common stock (including 1,195,425 shares of common stock issuable upon conversion of 3 3/8% Convertible Notes, due August 15, 2025)

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,440,404 shares of common stock (including 1,195,425
                    shares of common stock issuable upon conversion of
                    3 3/8% Convertible Notes, due August 15, 2025)
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY
            OWNED BY EACH REPORTING PERSON
            1,440,404 shares of common stock (including 1,195,425
            shares of common stock issuable upon conversion of 3 3/8% Convertible Notes, due August 15, 2025)
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            approximately 3.20%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965103                    13G/A              Page 4 of 19

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS

            Highbridge Capital Corporation
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,440,404 shares of common stock (including 1,195,425 shares of common stock issuable upon conversion of 3 3/8% Convertible Notes, due August 15, 2025)

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,440,404 shares of common stock (including 1,195,425
                    shares of common stock issuable upon conversion of
                    3 3/8% Convertible Notes, due August 15, 2025)
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,440,404 shares of common stock (including 1,195,425
            shares of common stock issuable upon conversion of 3 3/8% Convertible Notes, due August 15, 2025)
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            approximately 3.20%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            BD
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965103                    13G/A              Page 5 of 19

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS

            Highbridge Event Driven/Relative Value Fund, L.P.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    104,789 shares of common stock

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    104,789 shares of common stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            104,789 shares of common stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            approximately 0.23%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965103                    13G/A              Page 6 of 19

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS

            Highbridge Event Driven/Relative Value Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    671,115 shares of common stock

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    671,115 shares of common stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            671,115 shares of common stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            approximately 1.49%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965103                    13G/A              Page 7 of 19

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Highbridge Master L.P.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,440,404 shares of common stock (including 1,195,425
                    shares of common stock issuable upon conversion of
                    3 3/8% Convertible Notes, due August 15, 2025)  (See
                    Item 4(a))
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    1,440,404 shares of common stock (including 1,195,425
                    shares of common stock issuable upon conversion of
                    3 3/8% Convertible Notes, due August 15, 2025)  (See
                    Item 4(a))
-----------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,440,404 shares of common stock (including 1,195,425 shares of common stock issuable upon conversion of 3 3/8% Convertible Notes, due August 15, 2025) (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.20%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            PN
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965103                    13G/A              Page 8 of 19

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Highbridge Capital L.P.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,440,404 shares of common stock (including 1,195,425
                    shares of common stock issuable upon conversion of
                    3 3/8% Convertible Notes, due August 15, 2025)  (See
                    Item 4(a))
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    1,440,404 shares of common stock (including 1,195,425 shares of common stock issuable upon conversion of 3 3/8% Convertible Notes, due August 15, 2025) (See
                    Item 4(a))

-----------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,440,404 shares of common stock (including 1,195,425 shares of common stock issuable upon conversion of 3 3/8% Convertible Notes, due August 15, 2025) (See Item 4(a))

-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.20%
-----------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            PN
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965103                    13G/A              Page 9 of 19

-----------------------------------------------------------------------
(1)         NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Highbridge GP, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,440,404 shares of common stock (including 1,195,425 shares of common stock issuable upon conversion of 3 3/8% Convertible Notes, due August 15, 2025) (See
                    Item 4(a))

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    1,440,404 shares of common stock (including 1,195,425 shares of common stock issuable upon conversion of 3 3/8% Convertible Notes, due August 15, 2025) (See
                    Item 4(a))

-----------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,440,404 shares of common stock (including 1,195,425 shares of common stock issuable upon conversion of 3 3/8% Convertible Notes, due August 15, 2025) (See Item 4(a))

-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.20
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            OO
-----------------------------------------------------------------------

CUSIP No. 125965103                    13G/A              Page 10 of 19

  (1)       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Highbridge GP, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,440,404 shares of common stock (including 1,195,425 shares of common stock issuable upon conversion of 3 3/8% Convertible Notes, due August 15, 2025) (See
                    Item 4(a))

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    1,440,404 shares of common stock (including 1,195,425 shares of common stock issuable upon conversion of 3 3/8% Convertible Notes, due August 15, 2025) (See
                    Item 4(a))

-----------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,440,404 shares of common stock (including 1,195,425 shares of common stock issuable upon conversion of 3 3/8% Convertible Notes, due August 15, 2025) (See Item 4(a))

-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.20%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            OO
-----------------------------------------------------------------------

CUSIP No. 125965103                    13G/A              Page 11 of 19

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Glenn Dubin
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,216,308 shares of common stock (including 1,195,425 shares of common stock issuable upon conversion of 3 3/8% Convertible Notes, due August 15, 2025)

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,216,308 shares of common stock (including 1,195,425 shares of common stock issuable upon conversion of 3 3/8% Convertible Notes, due August 15, 2025)

-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,216,308 shares of common stock (including 1,195,425 shares of common stock issuable upon conversion of 3 3/8% Convertible Notes, due August 15, 2025)

-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            approximately 4.92%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965103                    13G/A              Page 12 of 19

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS

            Henry Swieca
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,216,308 shares of common stock (including 1,195,425 shares of common stock issuable upon conversion of 3 3/8% Convertible Notes, due August 15, 2025)


OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,216,308 shares of common stock (including 1,195,425 shares of common stock issuable upon conversion of 3 3/8% Convertible Notes, due August 15, 2025)

-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,216,308 shares of common stock (including 1,195,425 shares of common stock issuable upon conversion of 3 3/8%
            Convertible Notes, due August 15, 2025)

-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            approximately 4.92%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965103                    13G/A              Page 13 of 19

         This Amendment No. 2 (this "Amendment") amends the statement on
Schedule 13G filed on March 25, 2004 (as amended, the "Schedule 13G") with respect to shares of common stock, par value $0.01 per share (the "Common Stock") of CSK Auto Corporation, a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates items 2(a), 2(b), 2(c), 4 and 5 in their entirety as set forth below.

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office or, if none, Residence
Item 2(c).  Citizenship
           Items 2(a), (b) and (c) of the Schedule 13G are amended and restated as follows:

           Highbridge International LLC
           The Cayman Corporate Centre, 4th Floor
           27 Hospital Road
           Grand Cayman, Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

           Highbridge Capital Corporation
           The Cayman Corporate Centre, 4th Floor
           27 Hospital Road
           Grand Cayman, Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

           Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York  10019
           Citizenship:  State of Delaware

           Highbridge Event Driven/Relative Value Fund, Ltd.
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York  10019
           Citizenship:    State of Delaware

           Highbridge Event Driven/Relative Value Fund, L.P.
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York  10019
           Citizenship:  State of Delaware

           Highbridge Master L.P.
           c/o Harmonic Fund Services
           Cayman Financial Centre
           Tower C
           36 Dr. Roy's Drive
           George Town, Grand Cayman
           Cayman Islands, British West Indies
           Citizenship:    Cayman Islands, British West Indies

CUSIP No. 125965103                    13G/A              Page 14 of 19

           Highbridge Capital L.P.
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:    State of Delaware

           Highbridge GP, Ltd.
           c/o Harmonic Fund Services
           Cayman Financial Centre
           Tower C
           36 Dr. Roy's Drive
           George Town, Grand Cayman
           Cayman Islands, British West Indies
           Citizenship:   Cayman Islands, British West Indies

           Highbridge GP, LLC
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:    State of Delaware

           Glenn Dubin
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:  United States

           Henry Swieca
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:  United States

Item 4.   Ownership

            Item 4 is hereby amended and restated as follows:

            (a) Amount beneficially owned:


               As of the date of this filing, Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may each be deemed the beneficial owner of 1,440,404 shares of Common Stock issuable to Highbridge International LLC. In addition, as of the date of this filing Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may each be deemed the beneficial owner of (i) 671,115 shares of Common Stock issuable to Highbridge Event Driven/Relative Value Fund, Ltd., and (ii) 104,789 shares of Common Stock issuable to Highbridge Event Driven/Relative Value Fund, L.P.

               Highbridge International LLC is a subsidiary of Highbridge Master L.P. Highbridge Capital Corporation and Highbridge Capital L.P. are limited partners of Highbridge Master L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Highbridge Capital Management, LLC is the General Partner of Highbridge Event Driven/Relative Value Fund, L.P. and is the trading manager of Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge Master L.P.

CUSIP No. 125965103                    13G/A              Page 15 of 19

and Highbridge Event Driven/Relative Value Fund, Ltd. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of shares of Common Stock owned by Highbridge International LLC, Highbridge Event Driven/Relative Value Fund, L.P. and Highbridge Event Driven/Relative Value Fund, Ltd.

               Highbridge Long/Short Equity Fund, L.P. and Highbridge Long/Short Equity Fund, Ltd. are no longer Reporting Persons by virtue of the fact that they no longer own shares of Common Stock.

            (b) Percent of class:

               The Company's quarterly report on Form 10-Q filed on December 9, 2005, indicates there were 43,813,103 shares of Common Stock outstanding as of December 2, 2005. Therefore (i) Highbridge International LLC, Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC may be deemed to beneficially own 3.20% of the outstanding shares of Common Stock of the Company, (ii) Highbridge Event Driven/Relative Value Fund, Ltd. may be deemed to beneficially own 1.49% of the outstanding shares of Common Stock of the Company, (iii) Highbridge Event Driven/Relative Value Fund, L.P. may be deemed to beneficially own 0.23% of the outstanding shares of Common Stock of the Company, and (iv) Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may be deemed to beneficially own 4.92% of the outstanding shares of Common Stock of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.

            (c) Number of shares as to which such person has:

                       (i)   Sole power to vote or to direct the vote

                             0

                       (ii)  Shared power to vote or to direct the vote

                             See Item 4(a) above.

                       (iii) Sole power to dispose or to direct the disposition
                             of

                             0

                       (iv) Shared power to dispose or to direct the disposition of

                             See Item 4(a) above.

Item 5.  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hreof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the folowing: [x]

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of February 13, 2006, by and among Highbridge International LLC, Highbridge Master L.P., Highbridge Capital

CUSIP No. 125965103                    13G/A              Page 16 of 19

Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Event Driven/Relative Value Fund, Ltd., Highbridge Event Driven/Relative Value Fund, L.P., Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca.

CUSIP No. 125965103                    13G/A              Page 17 of 19

                                   SIGNATURES

            After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 13, 2006

HIGHBRIDGE INTERNATIONAL LLC                  HIGHBRIDGE CAPITAL CORPORATION


By: /s/ Howard Feitelberg                     By: /s/ Howard Feitelberg
----------------------------------            ---------------------------------
Name:  Howard Feitelberg                      Name:  Howard Feitelberg
Title: Director                               Title: Controller

HIGHBRIDGE CAPITAL MANAGEMENT, LLC            HIGHBRIDGE EVENT DRIVEN/RELATIVE
                                              VALUE FUND, L.P.

                                              By: Highbridge Capital Management,
                                                  LLC its General Partner

By: /s/ Carolyn Rubin                         By: /s/ Carolyn Rubin
----------------------------------            ---------------------------------
Name:  Carolyn Rubin                          Name:  Carolyn Rubin
Title: Deputy General Counsel                 Title: Deputy General Counsel


HIGHBRIDGE EVENT DRIVEN/RELATIVE VALUE        HIGHBRIDGE MASTER L.P.
FUND, LTD.

By: Highbridge Capital Management, LLC        By: Highbridge GP, Ltd.
    its Trading Manager                           its General Partner

By: /s/ Carolyn Rubin                         By: /s/ Clive Harris
----------------------------------            ---------------------------------
Name:  Carolyn Rubin                          Name:  Clive Harris
Title: Deputy General Counsel                 Title: Director


HIGHBRIDGE CAPITAL L.P.                       HIGHBRIDGE GP, LTD.

By: Highbridge GP, LLC
    its General Partner

By: /s/ Clive Harris                          By: /s/ Clive Harris
----------------------------------            ---------------------------------
Name:  Clive Harris                           Name:  Clive Harris
Title: Director                               Title: Director

HIGHBRIDGE GP, LLC


By: /s/ Clive Harris                          /s/ Glenn Dubin
----------------------------------            ---------------------------------
Name:  Clive Harris                           GLENN DUBIN
Title: Director


/s/ Henry Swieca
----------------------------------
HENRY SWIECA

CUSIP No. 125965103                    13G/A              Page 18 of 19


                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, $0.01 par value, of CSK Auto Corporation, a Delaware corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of February 13, 2006

HIGHBRIDGE INTERNATIONAL LLC                  HIGHBRIDGE CAPITAL CORPORATION


By: /s/ Howard Feitelberg                     By: /s/ Howard Feitelberg
----------------------------------            ---------------------------------
Name:  Howard Feitelberg                      Name:  Howard Feitelberg
Title: Director                               Title: Controller

HIGHBRIDGE CAPITAL MANAGEMENT, LLC            HIGHBRIDGE EVENT DRIVEN/RELATIVE
                                              VALUE FUND, L.P.

                                              By: Highbridge Capital Management,
                                                  LLC its General Partner

By: /s/ Carolyn Rubin                         By: /s/ Carolyn Rubin
----------------------------------            ---------------------------------
Name:  Carolyn Rubin                          Name:  Carolyn Rubin
Title: Deputy General Counsel                 Title: Deputy General Counsel


HIGHBRIDGE EVENT DRIVEN/RELATIVE VALUE        HIGHBRIDGE MASTER L.P.
FUND, LTD.

By: Highbridge Capital Management, LLC        By: Highbridge GP, Ltd.
    its Trading Manager                           its General Partner

By: /s/ Carolyn Rubin                         By: /s/ Clive Harris
----------------------------------            ---------------------------------
Name:  Carolyn Rubin                          Name:  Clive Harris
Title: Deputy General Counsel                 Title: Director


HIGHBRIDGE CAPITAL L.P.                       HIGHBRIDGE GP, LTD.

By: Highbridge GP, LLC
    its General Partner

By: /s/ Clive Harris                          By: /s/ Clive Harris
----------------------------------            ---------------------------------
Name:  Clive Harris                           Name:  Clive Harris
Title: Director                               Title: Director

HIGHBRIDGE GP, LLC


By: /s/ Clive Harris                          /s/ Glenn Dubin
----------------------------------            ---------------------------------
Name:  Clive Harris                           GLENN DUBIN

CUSIP No. 125965103                    13G/A              Page 19 of 19

Title: Director


/s/ Henry Swieca
----------------------------------
HENRY SWIECA